Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura Wakeley
	Office:	717-291-2616

George K. Martin joins Fulton Financial Corporation

Board of Directors

(May 26, 2021) — LANCASTER, PA. - George K. Martin, of Virginia, managing partner of the Richmond, Virginia office of McGuire Woods LLP, has been elected to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), effective May 25, 2021. Martin fills the board seat vacated by retiring director Patrick Freer.

Martin has been a partner with the law firm since 1990 and practices construction and commercial real estate law. He is admitted to practice in the Virginia Supreme Court, U.S. Tax Court and the U.S. Supreme Court.

Martin brings to the Fulton Board of Directors extensive senior leadership, legal, real estate and risk management experience. He has been a director of Fulton Bank since 2016, and prior to joining the Fulton Bank board he was a member of Fulton Bank’s Central Virginia Advisory Board.

Martin is active in the Richmond, Virginia and Metro DC communities. He is currently an adjunct professor at the University of Virginia School of Law. He also serves on the Jefferson Scholars Foundation Board and Executive Committee, and the Governing Council and Executive Committee at the University of Virginia’s Miller Center. Additionally, he is a member of the University of Virginia School of Architecture Foundation Board. Since 1991, he has served on the Housing and Development Law Institute Board (Washington, D.C.).

Fulton Financial Corporation, a $26 billion Lancaster, Pa.-based financial holding company, has approximately 3,300 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A. Additional information can be found at www.fult.com.

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